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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
724 Solutions Inc.


We consent to the incorporation by reference in the registration statements (Nos. 333-42142, 333-55769) on Form S-8 of 724 Solutions Inc. of our report dated January 23, 2002 relating to the consolidated balance sheets of 724 Solutions Inc., as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of 724 Solutions Inc.


                                    KPMG LLP


                                  /s/ KPMG LLP


                              Chartered Accountants
                                 Toronto Canada


March 28, 2002